Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of March 15, 2005 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among Speedway Motorsports, Inc., a Delaware corporation (“SMI”), and Speedway Funding, LLC, a Delaware limited liability company) (“Speedway Funding” and together with SMI, the “Borrowers”), the subsidiaries and related parties identified as Guarantors on the signature pages hereto, the Lenders identified on the signature pages hereto, Bank of America, N.A., a national banking association, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), Wachovia Bank, National Association, as Syndication Agent (in such capacity, the “Syndication Agent”), Calyon New York Branch (successor in interest to Credit Lyonnais New York Branch) and SunTrust Bank, as the Documentation Agents (in such capacity, the “Documentation Agents”), and Banc of America Securities LLC, as Lead Arranger and Book Manager for the Lenders. Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a $300 million credit facility has been extended to the Borrowers pursuant to the terms of that Credit Agreement dated as of May 16, 2003, as amended as of November 7, 2003 (as amended and modified from time to time, the “Credit Agreement”) among the Borrowers, the subsidiaries and related parties identified as guarantors therein, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, Credit Lyonnais, New York Branch, Fleet National Bank, and SunTrust Bank, as the Documentation Agents, and Banc of America Securities LLC, as Lead Arranger and Book Manager for the Lenders;

WHEREAS, the Borrowers have requested certain modifications to the Credit Agreement;

WHEREAS, the requested modifications require the approval of the Lenders;

WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended in the following respects:

(a) The definition of “Applicable Percentage” is deleted in its entirety and replaced with the following:

“ “Applicable Percentage” means, for purposes of calculating the applicable interest rate for any day for any Loan, the applicable Standby Letter of Credit Fee for any day for purposes of Section 3.5 (b) or the applicable Trade Letter of Credit Fee for any day for purposes of Section 3.5 (b) or the applicable Commitment Fee for any day for purposes of Section 3.5(a), the appropriate applicable percentage set forth below corresponding to the Consolidated Total Debt Ratio in effect as of the most recent Calculation Date:

		Applicable Percentages
Pricing Level	Consolidated Total Debt Ratio	Revolving Commitment & Term Loan Eurodollar Loans	Revolving Commitment & Term Loan Base Rate Loans	Standby Letter of Credit Fee	Trade (Documentary) Letter of Credit Fee	Commitment Fee
I	Less than 1.50 to 1.00	0.875%	0%	0.875%	0.4375%	0.20%

II	Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	1.00%	0%	1.00%	0.50%	0.25%

III	Less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00	1.25%	0%	1.25%	0.625%	0.25%

IV	Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	1.50%	0%	1.50%	0.75%	0.30%

V	Greater than or equal to 3.00 to 1.00	1.75%	0.25%	1.75%	0.875%	0.375%

Determination of the appropriate Applicable Percentages shall be made as of each Calculation Date. The Consolidated Total Debt Ratio in effect as of a Calculation Date shall establish the Applicable Percentages for the Loans, the Standby Letter of Credit Fee, the Trade Letter of Credit Fee and the Commitment Fee that shall be effective as of the date designated by the Administrative Agent as the Applicable Percentage Change Date; provided, however, that if the Required Financial Information for such Calculation Date is not delivered when due pursuant to Section 7.1(c), then Pricing Level V shall apply until the Applicable Percentage Change Date. The Administrative Agent shall determine the Applicable Percentages as of each Calculation Date and shall promptly notify the Borrowers and the Lenders of the Applicable Percentages so determined and of the Applicable Percentage Change Date. Such determinations by the Administrative Agent of the Applicable Percentages shall be conclusive absent demonstrable error. The initial Applicable Percentage(s) shall be based on Pricing Level III until the first Applicable Percentage Change Date occurring after March 15, 2005.”

(b) The definition of “Consolidated Capital Charges Coverage Ratio” is deleted in its entirety and replaced with the following:

“ “Consolidated Capital Charges Coverage Ratio” means, as of any Calculation Date, the ratio of (i) Consolidated EBIT for the four-quarter period ended as of such Calculation Date, to (ii) Consolidated Interest Expense.”

(c) The definition of “Consolidated Net Worth” is deleted in its entirety and replaced with the following:

“ “Consolidated Net Worth” means, as of any date, total shareholders’ equity of Speedway Motorsports and its Subsidiaries plus dividends permitted by Section 8.6 less preferred stock redeemable at the holder’s discretion and preferred stock having a first call of fifteen years or less all on a consolidated basis as of such date, as determined in accordance with GAAP.”

(d) A new definition for “OFAC” is added to Section 1.1 in correct alphabetical order to read as follows:

“ “OFAC” means the United States Treasury Department Office of Foreign Asset Control, or any successor or replacement thereto.”

(f) A new definition for “Patriot Act” is added to Section 1.1 in correct alphabetical order to read as follows:

“ “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.”

(e) A new definition for “Permitted Commodity Hedging” is added to Section 1.1 in correct alphabetical order to read as follows:

“ “Permitted Commodity Hedging” means commodity hedgings by either of the Borrowers secured only by the commodity being hedged and in no event guaranteed by a Guarantor.”

(f) The definition of “Permitted Investments” is deleted in its entirety and replace with the following:

“ “Permitted Investments” means Investments which are either (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made by any Credit Party or Subsidiary in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of stock, obligations, securities or other property received by any Credit Party or Subsidiary in settlement of accounts receivable (created in the ordinary course of business) from insolvent obligors; (iv) Investments existing as of the Closing Date and set forth in Schedule 1.1C; (v) Guaranty Obligations permitted by Section 8.1, (vi) acquisitions permitted by Section 8.4(c); (vii) loans to directors, officers, employees, agents, customers or suppliers that do not exceed an aggregate principal amount of $500,000 at any one time outstanding for Speedway Motorsports and all of its Subsidiaries taken together; (viii) Investments received as consideration in connection with or arising by virtue of any merger, consolidation, sale or other transfer of assets permitted under Section 8.4; (ix) Intercompany Indebtedness; (x) Capital Stock or other securities of any Person which is traded on the New York Stock Exchange, the American Stock Exchange, the London Stock Exchange, the Paris Bourse or NASDAQ, provided the aggregate basis at any one time in such Investments does not exceed $2,500,000 and such investments have not been purchased on margin; (xi) loans or advances to Persons to the extent necessary to enable them to pay taxes, fees and other expenses as and when required to maintain liquor licenses provided such loans or advances (A) are customary in Speedway Motorsports’ business and (B) the aggregate principal amount outstanding at any one time of such loans or advances does not exceed $2,000,000; (xii) other investment grade investments (at least a BBB-and Baa3 rating (or the equivalent thereof) by S&P and Moody’s) with a maturity of less than five years provided such investments do not exceed $40,000,000 in the aggregate (including, without limitation, privately offered, unregistered funds provided the fund has a AAA rating (or the equivalent thereof) or better by S&P or Moody’s); and (xiii) non-investment grade investments with a maturity of less than three years (and non-investment grade open end mutual funds) provided such investments do not exceed $10,000,000 in the aggregate.”

(g) The definition of “Termination Date” is deleted in its entirety and replace with the following:

“ “Termination Date” means March 31, 2010.”

(h) Section 2.2(c) is deleted in its entirety and replaced with the following:

“(c) Repayment of Term Loan” The principal amount of the Term Loan shall be due and payable in sixteen (16) consecutive quarterly installments, on as follows:

Date	Principal Amortization Payment	Date	Principal Amortization Payment
June 30, 2006	$1,562,500	June 30, 2008	$3,125,000
September 30, 2006	$1,562,500	September 30, 2008	$3,125,000
December 31, 2006	$1,562,500	December 31, 2008	$3,125,000
March 31, 2007	$1,562,500	March 31, 2009	$3,125,000
June 30, 2007	$3,125,000	June 30, 2009	$4,687,500
September 30, 2007	$3,125,000	September 30, 2009	$4,687,500
December 31, 2007	$3,125,000	December 31, 2009	$4,687,500
March 31, 2008	$3,125,000	March 31, 2010	$4,687,500

		Total	$50,000,000.”

(i) Section 2.3(a)(iii)(A) is amended by replacing the amount “TEN MILLION DOLLARS ($10,000,000)” with the amount “SEVENTY-FIVE MILLION DOLLARS ($75,000,000)”.

(j)	A new Section 6.20 is added to read as follows:

“6.20	Patriot Act.

None of the Credit Parties, any Subsidiary, their respective directors or officers (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC, (ii) if an entity, is a prohibited “shell bank” as defined by Section 313 of the Patriot Act or provides services to any shell bank or (iii) has any of its assets invested or deposited in any county, agency, organization or person that is subject to a sanctions program identified on a list maintained by OFAC (each a “Sanctioned Entity”) or derives any of its operating income from investments or transactions with any Sanctioned Entity, in any manner that would violate any applicable law, rule, regulation or order of any governmental authority.”

(k)	Section 7.4 is amended to read as follows:

“7.4	Compliance with Law.

Each of the Credit Parties and their Subsidiaries will comply with all laws, rules, regulations and orders (including executive orders), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would have a Material Adverse Effect.”

(l)	The following language is added below the heading “7.11 Financial Covenants”:

“For purposes of calculating the financial covenants set forth below the amount of any Permitted Commodity Hedging shall be excluded from the calculations.”

(m)	Section 7.11(a) is deleted in its entirety and replace with the following:

“(a)	Consolidated Net Worth. Consolidated Net Worth at each Calculation Date shall be no less than the sum of $452,710,000, increased on a cumulative basis as of the last day of each fiscal quarter commencing with the last day of fiscal quarter December 31, 2005, by an amount equal to (i) 50% of Consolidated Net Income (provided such Consolidated Net Income is greater than zero) for the fiscal quarter then ended and (ii) 100% of Net Proceeds from an Equity Transaction for the fiscal quarter then ended.”

(n)	Section 7.11(b) is deleted in its entirety and replaced with the following:

“(b) Consolidated Total Debt Ratio. The Consolidated Total Debt Ratio on each Calculation Date shall be no greater than 3.5 to 1.0.”

(o)	Section 7.11(c) is deleted in its entirety and replaced with the following:

“(c) Consolidated Senior Debt Ratio. The Consolidated Senior Debt Ratio at each Calculation Date shall be no greater than 2.5 to 1.0.”

(p)	A new Section 7.11(e) is added to read as follows:

“(e)	Financial Covenant Adjustments. For any Calculation Date in which the race schedule mandated by NASCAR results in fewer scheduled races during the fiscal quarter than were held in the same fiscal quarter for the prior year (the “Prior Period”), the Borrowers will be permitted to include in the calculation of Consolidated EBITDA for such Calculation Date the actual EBITDA from the Prior Period attributable to any scheduled race not included in the current fiscal quarter ending on such Calculation Date solely as a result of scheduling provided the race will occur in the following fiscal quarter. In the event of the foregoing, the Borrowers shall be required to provide to the Administrative Agent in writing not less than ten (10) days prior to the applicable Calculation Date (i) information (including reasonable estimates) demonstrating that the Borrowers would reasonably be expected to be in compliance with all financial covenants set forth in this Section 7.11 on such Calculation Date but for the NASCAR schedule and (ii) information (including reasonable estimates) demonstrating that the Borrowers are expected to be in compliance will all financial covenants set forth in this Section 7.11 as of the next Calculation Date not impacted by the NASCAR schedule.”

(q) Section 8.1 is amended by adding a new subparagraph (h) and (i) to the Section to read as follows:

“(h) unsecured Indebtedness not to exceed $5,000,000 in the aggregate; and

(i) Permitted Commodity Hedging.”

(r) Section 8.3 is amended to read as follows:

“8.3 Nature of Business.

None of the Credit Parties or their Subsidiaries will substantively alter the character or conduct of the business conducted by any such Person as of the Closing Date; provided, however, Speedway Motorsports and/or Oil-Chem Research Corporation, an Illinois corporation (“Oil-Chem”) (but no other Credit Party), may purchase and sell crude and refined bulk petroleum and related products (“Petroleum Products”) so long as no more than four (4) Cargoes (as hereinafter defined) of

Petroleum Products are shipped in any given calendar month through and including February, 2007 and no more than eight (8) Cargoes of Petroleum Products are shipped in any given calendar month thereafter. A “Cargo” of Petroleum Products (i) shall mean the volume of Petroleum Products which may be carried in any single maritime vessel used for the conveyance of Petroleum Products (each, a “Bulk Carrier”) and (ii) shall be deemed to have been shipped at such time as the applicable Bulk Carrier shall have departed the port in which its Cargo shall have been loaded and entered international waters. The activities of Speedway Motorsports and Oil-Chem pursuant to this Section 8.3 shall be deemed to be within the ordinary course of business for these entities.”

(s) Section 8.6 is amended to read as follows:

“8.6 Restricted Payments.

None of the Credit Parties or their Subsidiaries will directly or indirectly declare, order, make or set apart any sum for or pay any Restricted Payment, except (i) to make dividends payable solely in the same class of Capital Stock of such Person, (ii) to make dividends payable to any Domestic Credit Party, and (iii) provided no Default or Event of Default then exists or would be caused thereby, Speedway Motorsports may make dividends payable on its preferred and/or common stock and/or make stock repurchases of up to (A) $150,000,000 in the aggregate annually, if the Consolidated Total Debt Ratio for the four quarter period ending as of the most recent Calculation Date is less than 3.0 to 1.0 or (B) $75,000,000 in the aggregate annually, if the Consolidated Total Debt Ratio for the four quarter period ending as of the most recent Calculation Date is greater than or equal to 3.0 to 1.0.”

(t) Section 11.9 is amended by (i) replacing the “or” in front of subparagraph (c) with a comma and adding a comma, the word “or” and a new subparagraph (d) in front of the parenthetical in the sixteenth line to read as follows:

“ (d) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of the default hereunder by the Credit Party or any Subsidiary which default violates a sanction enforced by OFAC”.

2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions precedent:

(a) the execution of this Amendment by the Credit Parties and the Required Lenders; and

(b) receipt by the Administrative Agent of all other fees and expenses owing in connection with this Amendment.

3. Representations and Warranties. Each of the Credit Parties hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4. Acknowledgments, Affirmations and Agreements. Each of the Credit Parties (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) affirms all of its obligations under the Credit Documents and (iii) agrees that this Amendment does not operate to reduce or discharge the Guarantors’ obligations under the Credit Agreement or the other Credit Documents.

5. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

6. Expenses. The Borrowers jointly and severally agree to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Administrative Agent’s legal counsel.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of North Carolina.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	SPEEDWAY MOTORSPORTS, INC.,
a Delaware corporation

By:
Name:
Title:

SPEEDWAY FUNDING, LLC,
a Delaware limited liability company

By:
Name:
Title:

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GUARANTORS:	600 RACING, INC.,
a North Carolina corporation

ATLANTA MOTOR SPEEDWAY, INC.,
a Georgia corporation

BRISTOL MOTOR SPEEDWAY, INC.,
a Tennessee corporation

CHARLOTTE MOTOR SPEEDWAY, LLC,
a North Carolina limited liability company

INEX CORP.,
a North Carolina corporation

LAS VEGAS MOTOR SPEEDWAY, INC.,
a Delaware corporation

MOTORSPORTS BY MAIL, LLC
a North Carolina limited liability company

NEVADA SPEEDWAY, LLC,
a Delaware limited liability company

SMI TRACKSIDE, LLC,
a North Carolina limited liability company

SPEEDWAY MEDIA, LLC,
a North Carolina limited liability company

SPEEDWAY PROPERTIES COMPANY, LLC,
a Delaware limited liability company

SPEEDWAY SONOMA, LLC,
a Delaware limited liability company

SPR, INC., a Delaware corporation

TEXAS MOTOR SPEEDWAY, INC.,
a Texas corporation

TRACKSIDE HOLDING CORPORATION,
a North Carolina corporation

By:
Name:
Title:

SPEEDWAY SYSTEMS LLC,
a North Carolina limited liability company

	By:	SPR, INC.,
its manager

By:
Name:
Title:

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LENDERS:	BANK OF AMERICA, N.A.,
in its capacity as Administrative Agent and as a Lender

By:
Name:
Title:

BANK OF THE WEST

By:
Name:
Title:

CAROLINA FIRST

By:
Name:
Title:

COMERICA BANK

By:
Name:
Title:

CALYON NEW YORK BRANCH (formerly Credit Lyonnais New York Branch), in its capacity as Documentation Agent and as a Lender

By:
Name:
Title:

By:
Name:
Title:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

FIRSTRUST BANK

By:
Name:
Title:

[Signatures Continue]

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

RBC CENTURA BANK

By:
Name:
Title:

REGIONS BANK

By:
Name:
Title:

SOVEREIGN BANK

By:
Name:
Title:

SUNTRUST BANK, in its capacity
as Documentation Agent and as a Lender

By:
Name:
Title:

US BANK NATIONAL ASSOCIATION

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION,
in its capacity as Syndication Agent and as a Lender

By:
Name:
Title:

[Signatures Continue]

LEAD ARRANGER AND BOOK MANAGER:	BANC OF AMERICA SECURITIES LLC

By:
Name:
Title: